Exhibit 2.5

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As at and for the three months ended March 31, 2016 and 2015

Sherritt International Corporation

Interim condensed consolidated financial statements (unaudited)

Condensed consolidated statements of comprehensive income (loss)

Unaudited, Canadian $ millions, except per share amounts, for the three months ended March 31	Note	2016	2015

Revenue		$58.4	$82.9
Cost of sales	5	(64.6)	(82.7)
Administrative expenses	5	(12.7)	(12.0)
Share of loss of an associate, net of tax	6	(65.9)	(42.3)
Share of (loss) earnings of a joint venture, net of tax	7	(12.9)	4.0
Loss from operations, associate and joint venture		(97.7)	(50.1)
Financing income	8	17.3	20.0
Financing expense	8	33.3	(56.1)
Net finance income (expense)		50.6	(36.1)
Loss before tax		(47.1)	(86.2)
Income tax (expense) recovery	9	(0.7)	29.4
Net loss from continuing operations		(47.8)	(56.8)
Earnings from discontinued operations, net of tax	10	—	—
Net loss for the period		$(47.8)	$(56.8)

Other comprehensive income
Items that may be subsequently reclassified to profit or loss:
Foreign currency translation differences on foreign operations	19	(169.3)	281.6
Items that will not be subsequently reclassified to profit or loss:
Actuarial (losses) gains on pension plans, net of tax
Continuing operations	19	(0.2)	0.7
Other comprehensive (loss) income		(169.5)	282.3
Total comprehensive (loss) income		$(217.3)	$225.5

Net loss from continuing operations per common share, basic and diluted	12	$(0.16)	$(0.19)
Net loss per common share, basic and diluted	12	$(0.16)	$(0.19)

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Condensed consolidated statements of financial position

		2016	2015
Unaudited, Canadian $ millions, as at	Note	March 31	December 31

ASSETS
Current assets
Cash and cash equivalents	13	$276.8	$230.6
Short-term investments	13	93.1	204.8
Advances, loans receivable and other financial assets	14	80.7	82.7
Trade accounts receivable, net	13	257.7	258.3
Inventories	15	40.4	38.0
Prepaid expenses		3.5	6.0
		752.2	820.4

Non-current assets
Advances, loans receivable and other financial assets	14	1,348.3	1,600.5
Other non-financial assets		0.6	0.8
Property, plant and equipment	16	332.4	351.1
Investment in an associate	6	864.3	757.3
Investment in a joint venture	7	369.0	404.2
Intangible assets		142.9	154.8
		3,057.5	3,268.7
Assets held for sale	11	0.9	0.9
Total assets		$3,810.6	$4,090.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Loans and borrowings	17	$45.9	$91.2
Trade accounts payable and accrued liabilities		98.8	73.6
Income taxes payable		1.4	2.4
Other financial liabilities	17	2.2	1.5
Deferred revenue		31.1	24.6
Provisions	18	15.9	18.8
		195.3	212.1

Non-current liabilities
Loans and borrowings	17	2,082.2	2,171.9
Other financial liabilities	17	45.6	1.9
Deferred revenue		3.7	3.8
Provisions	18	110.9	107.8
Deferred income taxes		32.6	35.4
		2,275.0	2,320.8
Total liabilities		2,470.3	2,532.9

Shareholders’ equity
Capital stock	19	2,775.3	2,775.3
Deficit		(2,390.4)	(2,342.6)
Reserves	19	225.4	224.9
Accumulated other comprehensive income	19	730.0	899.5
		1,340.3	1,557.1
Total liabilities and shareholders’ equity		$3,810.6	$4,090.0

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Interim condensed consolidated financial statements (unaudited)

Condensed consolidated statements of cash flow

Unaudited, Canadian $ millions, for the three months ended March 31	Note	2016	2015

Operating activities
Net loss from continuing operations		$(47.8)	$(56.8)
Add (deduct):
Depletion, depreciation and amortization		24.4	33.8
Share of loss of an associate, net of tax	6	65.9	42.3
Share of loss (earnings) of a joint venture, net of tax	7	12.9	(4.0)
Net finance (income) expense (less accretion expense)	8	(50.8)	35.9
Income tax expense (recovery)	9	0.7	(29.4)
Service concession arrangement		(2.0)	—
Net change in non-cash working capital	21	(4.2)	(26.3)
Interest received		1.2	27.0
Interest paid		(10.3)	(9.4)
Income tax paid		(2.3)	(0.1)
Dividends received from joint venture	7	—	12.5
Other operating items	21	2.6	0.8
Cash (used) provided by continuing operations		(9.7)	26.3
Cash used by discontinued operations	10	(2.9)	(3.5)
Cash (used) provided by operating activities		(12.6)	22.8

Investing activities
Property, plant and equipment expenditures	4	(5.8)	(23.8)
Intangible asset expenditures	4	(0.6)	—
Receipts of advances, loans receivable and other financial assets		0.4	3.5
Net proceeds from sale of property, plant and equipment		—	0.1
Proceeds from short-term investments		111.7	132.6
Cash provided by continuing operations		105.7	112.4
Cash used by discontinued operations	10	—	—
Cash provided by investing activities		105.7	112.4

Financing activities
Repayment of loans and borrowings and other financial liabilities		(45.4)	(0.4)
Dividends paid on common shares	19	—	(3.0)
Cash used by continuing operations		(45.4)	(3.4)
Cash used by discontinued operations	10	—	—
Cash used by financing activities		(45.4)	(3.4)
Effect of exchange rate changes on cash and cash equivalents		(1.5)	2.3
Increase in cash and cash equivalents		46.2	134.1
Cash and cash equivalents at beginning of the period		230.6	161.6
Cash and cash equivalents at end of the period	13	$276.8	$295.7

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Condensed consolidated statements of changes in shareholders’ equity

					Accumulated
			Retained		other
		Capital	earnings		comprehensive
Unaudited, Canadian $ millions	Note	stock	(deficit)	Reserves	income (loss)	Total

Balance as at December 31, 2014		$2,772.9	$(259.9)	$225.2	$320.5	$3,058.7

Total comprehensive income (loss):
Net loss for the period		—	(56.8)	—	—	(56.8)
Foreign currency translation differences on foreign operations	19	—	—	—	281.6	281.6
Actuarial gains on defined benefit obligations, net of tax	19	—	—	—	0.7	0.7
		—	(56.8)	—	282.3	225.5
Shares issued for:
Restricted stock plan (vested)	19	1.6	—	(1.6)	—	—

Restricted stock plan expense	20	—	—	0.1	—	0.1
Stock option plan expense	20	—	—	0.2	—	0.2

Dividend declared to common shareholders		—	(3.0)	—	—	(3.0)
Balance as at March 31, 2015		$2,774.5	$(319.7)	$223.9	$602.8	$3,281.5

Total comprehensive income (loss):
Net loss for the period		—	(2,019.9)	—	—	(2,019.9)
Foreign currency translation differences on foreign operations	19	—	—	—	297.6	297.6
Actuarial loss on defined benefit obligations, net of tax	19	—	—	—	(0.9)	(0.9)
		—	(2,019.9)	—	296.7	(1,723.2)
Shares issued for:
Employee share purchase plan (vested)	19	0.8	—	(0.1)	—	0.7
					—
Stock option plan expense	20	—	—	1.1	—	1.1

Dividend declared to common shareholders		—	(3.0)	—	—	(3.0)
Balance as at December 31, 2015		$2,775.3	$(2,342.6)	$224.9	$899.5	$1,557.1

Total comprehensive income (loss):
Net loss for the period		—	(47.8)	—	—	(47.8)
Foreign currency translation differences on foreign operations	19	—	—	—	(169.3)	(169.3)
Actuarial loss on defined benefit obligations, net of tax	19	—	—	—	(0.2)	(0.2)
		—	(47.8)	—	(169.5)	(217.3)

Stock option plan expense	20	—	—	0.5	—	0.5
Balance as at March 31, 2016		$2,775.3	$(2,390.4)	$225.4	$730.0	$1,340.3

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

2016 First Quarter Report

Notes to the interim condensed consolidated financial statements

Notes to the consolidated financial statements

(All dollar amounts presented in tables are expressed in millions of Canadian dollars except share and per share amounts)

1.  NATURE OF OPERATIONS AND CORPORATE INFORMATION

Sherritt International Corporation (“Sherritt” or the “Corporation”) is a world leader in the mining and refining of nickel from lateritic ores with projects and operations in Canada, Cuba, and Madagascar. The Corporation is the largest independent energy producer in Cuba, with extensive oil and power operations across the island. Sherritt licenses its proprietary technologies and provides metallurgical services to mining and refining operations worldwide.

The Corporation is domiciled in Ontario, Canada and its registered office is 181 Bay Street, Toronto, Ontario, M5J 2T3.  These consolidated financial statements were approved and authorized for issuance by the Audit Committee on behalf of the Board of Directors of Sherritt on April 25, 2016.  The Corporation is listed on the Toronto Stock Exchange.

2.  BASIS OF PRESENTATION

The interim condensed consolidated financial statements of the Corporation are prepared in accordance with IAS 34, “Interim Financial Reporting” (IAS 34), as issued by the International Accounting Standards Board (IASB).  Accordingly, certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with International Financial Reporting Standards (IFRS), as issued by the IASB, have been omitted or condensed.  These interim condensed consolidated financial statements include the financial results of the Corporation’s interest in its subsidiaries, joint arrangements and an associate.

The interim condensed consolidated financial statements are prepared on a going concern basis, under the historical cost convention, except for certain financial assets and liabilities which are presented at fair value.  All financial information is presented in Canadian dollars, the Corporation’s reporting currency, except as otherwise noted.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES

These interim condensed consolidated financial statements have been prepared using the same accounting policies and methods of computation as the annual consolidated financial statements of the Corporation as at and for the year ended December 31, 2015, with the exception of the impact of certain amendments to accounting standards or new interpretations issued by the IASB, which were applicable from January 1, 2016 and disclosed in the annual consolidated financial statements of the Corporation as at and for the year ended December 31, 2015.  The adoption of these amendments and interpretations did not have a material impact on the accounting policies, methods of computation or presentation applied by the Corporation. The Corporation has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective.

Accordingly, the interim condensed consolidated financial statements should be read in conjunction with the audited annual consolidated financial statements for the year ended December 31, 2015.

4.  SEGMENTED INFORMATION

Business segments

Canadian $ millions, for the three months ended March 31								2016
	Metals						Adjustments for
	Moa JV and	Ambatovy		Oil and		Corporate	Joint Venture
	Fort Site(1)	JV(2)	Other(3)	Gas	Power	and Other(4)	and Associate(5)	Total

Revenue	$76.7	$65.1	$11.2	$22.4	$15.6	$0.3	$(132.9)	$58.4
Cost of sales	(85.6)	(110.3)	(10.7)	(28.7)	(14.6)	(2.4)	187.7	(64.6)
Administrative expenses	(2.4)	(4.7)	(0.2)	(2.4)	(1.2)	(7.7)	5.9	(12.7)
Share of loss of an associate, net of tax	—	—	—	—	—	—	(65.9)	(65.9)
Share of loss of a joint venture, net of tax	—	—	—	—	—	—	(12.9)	(12.9)
(Loss) earnings from operations, associate and joint venture	(11.3)	(49.9)	0.3	(8.7)	(0.2)	(9.8)	(18.1)	(97.7)
Financing income								17.3
Financing expense								33.3
Net finance income								50.6
Loss before tax								(47.1)
Income tax expense								(0.7)
Net loss from continuing operations								(47.8)
Earnings from discontinued operations, net of tax (note 10)								—
Net loss for the period								(47.8)

Supplementary information
Depletion, depreciation and amortization	$11.1	$37.1	$—	$12.7	$8.9	$0.7	$(46.1)	$24.4
Property, plant and equipment expenditures	7.6	—	—	4.4	0.1	0.1	(6.4)	5.8
Intangible asset expenditures	—	—	—	0.6	—	—	—	0.6

Canadian $ millions, as at March 31								2016
Non-current assets(6)	$741.4	$2,604.0	$—	$133.9	$182.0	$10.3	$(3,196.3)	$475.3
Total assets	1,008.6	2,828.9	12.8	1,189.6	531.3	595.7	(2,356.3)	3,810.6

2016 First Quarter Report

Notes to the interim condensed consolidated financial statements

Canadian $ millions, for the three months ended March 31								2015
	Metals						Adjustments for
	Moa JV and	Ambatovy		Oil and		Corporate	Joint Venture
	Fort Site(1)	JV(2)	Other(3)	Gas	Power	and Other(4)	and Associate(5)	Total

Revenue	$104.5	$100.7	$18.5	$42.3	$11.8	$0.5	$(195.4)	$82.9
Cost of sales	(96.1)	(139.5)	(17.8)	(41.3)	(11.4)	(1.1)	224.5	(82.7)
Administrative expenses	(1.4)	(5.0)	(0.4)	(1.9)	(1.4)	(7.6)	5.7	(12.0)
Share of loss of an associate, net of tax	—	—	—	—	—	—	(42.3)	(42.3)
Share of earnings of a joint venture, net of tax	—	—	—	—	—	—	4.0	4.0
Earnings (loss) from operations, associate and joint venture	7.0	(43.8)	0.3	(0.9)	(1.0)	(8.2)	(3.5)	(50.1)
Financing income								20.0
Financing expense								(56.1)
Net finance expense								(36.1)
Loss before tax								(86.2)
Income tax recovery								29.4
Net loss from continuing operations								(56.8)
Earnings from discontinued operations, net of tax (note 10)								—
Net loss for the period								(56.8)

Supplementary information
Depletion, depreciation and amortization	$11.3	$48.1	$(0.2)	$22.4	$8.3	$0.9	$(57.0)	$33.8
Property, plant and equipment expenditures	7.8	6.4	—	20.6	0.4	0.4	(11.8)	23.8
Intangible asset expenditures	—	—	—	—	—	—	—	—

Canadian $ millions, as at December 31								2015
Non-current assets(6)	$772.0	$2,815.9	$—	$147.6	$199.6	$11.0	$(3,440.2)	$505.9
Total assets	1,039.8	3,044.1	12.2	1,219.5	548.6	913.8	(2,688.0)	4,090.0

(1)             Included in the Moa JV and Fort Site segment are the operations of the Corporation’s 50% interest in the Moa Joint Venture and its 100% interest in the utility and fertilizer operations in Fort Saskatchewan.

(2)             Included in the Ambatovy JV segment are the operations of the Corporation’s 40% interest in the Ambatovy Joint Venture.

(3)             Included in the Metals Other segment are the operations of two wholly-owned subsidiaries of the Corporation established to buy, market and sell certain Ambatovy Joint Venture and Moa Joint Venture nickel production.

(4)             Revenues from Corporate and Other primarily relate to sales from the Corporation’s metallurgical technologies business.  Also included in the Corporate and Other segment are the operations of wholly-owned subsidiaries of the Corporation established to finance the Ambatovy Joint Venture.

(5)             The Adjustments for Joint Venture and Associate reflect the adjustments for equity-accounted investments in the Ambatovy Joint Venture and Moa Joint Venture.

(6)             Non-current assets are composed of property, plant and equipment and intangible assets.

Geographic information

		2016		2015
		March 31		December 31
	Non-current	Total	Non-current	Total
Canadian $ millions, as at	assets(1)	assets(2)	assets(1)	assets(2)

North America	$165.0	$987.7	$165.0	$1,070.8
Cuba	294.2	945.1	324.4	1,002.0
Madagascar	1.3	1,844.8	1.3	1,975.4
Europe	13.9	19.1	14.2	20.4
Asia	0.9	2.5	1.0	2.6
Other	—	11.4	—	18.8
	$475.3	$3,810.6	$505.9	$4,090.0

(1)        Non-current assets are composed of property, plant and equipment and intangible assets and exclude the non-current assets of equity accounted investments.

(2)        For its geographic information, the Corporation has allocated assets based on their physical location.

	2016	2015
	Total	Total
Canadian $ millions, for the three months ended March 31	revenue(1)	revenue(1)

North America	$17.2	$28.1
Cuba	36.2	50.5
Madagascar	0.4	0.5
Europe	4.0	3.1
Asia	0.3	0.3
Other	0.3	0.4
	$58.4	$82.9

(1)        For its geographic information, the Corporation has allocated revenue based on the location of the customer. Revenue excludes the revenue of equity accounted investments.

Revenue components

Revenue includes the following significant categories:

Canadian $ millions, for the three months ended March 31	2016	2015

Commodity and electricity	$54.3	$80.3
Other	4.1	2.6
	$58.4	$82.9

5.  EXPENSES

Cost of sales includes the following:

Canadian $ millions, for the three months ended March 31	2016	2015

Employee costs	$17.5	$15.6
Depletion, depreciation and amortization	23.7	33.1
Raw materials and consumables	9.3	12.7
Repairs and maintenance	7.0	11.8
Freight and shipping costs	4.2	4.4
Other	2.9	5.1
	$64.6	$82.7

Administrative expenses include the following:

Canadian $ millions, for the three months ended March 31	2016	2015

Employee costs	$7.1	$9.5
Severance	0.7	—
Depreciation	0.7	0.7
Stock-based compensation expense (recovery)	1.8	(0.4)
Annual general meetings costs and other shareholder related costs	0.1	—
Consulting services and audit fees	1.0	1.0
Other	1.3	1.2
	$12.7	$12.0

2016 First Quarter Report

Notes to the interim condensed consolidated financial statements

6.  INVESTMENT IN AN ASSOCIATE

The Corporation indirectly holds a 40% interest in Ambatovy Minerals S.A. and Dynatec Madagascar S.A. (collectively the Ambatovy Joint Venture).  Sherritt is the operator of the Ambatovy Joint Venture and has as its partners, Sumitomo Corporation (Sumitomo) and Korea Resources Corporation (Kores).  The Ambatovy Joint Venture has two nickel deposits located near Moramanga, Madagascar.  The ore from these deposits is delivered via pipeline to a processing plant and refinery located near the Port of Toamasina.

Ambatovy funding

Ambatovy cash calls due in January 2016 amounted to US$50.0 million, with funding of US$30.0 million provided by Ambatovy Joint Venture partners Sumitomo and Kores. Total cash funding provided by Sumitomo and Kores has increased to US$51.0 million, pursuant to additional cash calls of US$35.0 million. By agreement amongst the Ambatovy Joint Venture partners, Sherritt’s unfunded amounts remain payable with accrued interest at LIBOR plus 3.0%. These amounts will be subtracted from future Ambatovy Joint Venture distributions, or may be set off against other amounts owed to Sherritt. Sherritt also has the option to pay the amounts in cash at any time, at Sherritt’s election.  Until the funding deficit is addressed, and subject to continued discussions with the Ambatovy Joint Venture partners, Sherritt will not exercise its Ambatovy voting rights. The Corporation has the ability to cure the underfunding and regain these voting rights at any time. Therefore, it is the Corporation’s judgment that it continues to have significant influence over the Ambatovy Joint Venture.

Statement of financial position

The following provides additional information relating to the Corporation’s investment in the Ambatovy Joint Venture:

	2016	2015
Canadian $ millions, 100% basis, as at	March 31	December 31

Assets
Cash and cash equivalents(1)	$51.3	$39.6
Other current assets	4.2	12.9
Trade accounts receivable, net	78.9	89.6
Inventories	381.3	426.2
Other non-current assets(2)	49.6	5.8
Property, plant and equipment	6,507.1	7,036.5
Total assets	7,072.4	7,610.6

Liabilities
Trade accounts payable and accrued liabilities	305.0	317.5
Other current financial liabilities	16.8	15.8
Current portion of loans and borrowings:
Ambatovy Joint Venture financing(3)	244.3	260.7
Ambatovy revolving credit facility(4)	51.4	60.6
Non-current portion of loans and borrowings:
Ambatovy Joint Venture financing(3)	1,808.2	1,927.9
Ambatovy Subordinated loan payable(5)	2,311.2	3,009.1
Environmental rehabilitation provision	125.2	117.6
Other non-current liabilities(2)	49.5	8.2
Total liabilities	4,911.6	5,717.4
Net assets	$2,160.8	$1,893.2

(1)        In accordance with La loi établissant un régime special pour les grands investissements dans le secteur minier malagasy (LGIM), Madagascar’s large scale mining investment act, the Ambatovy Joint Venture is required to (a) maintain foreign currency in local bank accounts sufficient to pay 90 days of local expenses, or (b) repatriate all revenue from export sales of mining products, less authorized debt service costs, to local bank accounts within 90 days of receipt.  The Ambatovy Joint Venture is currently electing to repatriate revenue from export sales, less authorized debt service costs, in compliance with the requirements of the LGIM.

(2)        As at March 31, 2016, the Ambatovy Joint Venture has recognized a financial asset relating to its right to receive outstanding shareholder funding from the Corporation (note 17). The Ambatovy Joint Venture has also recognized a financial liability relating to future distributions payable to the Corporation if and when the funding deficit is cured (note 14). This financial liability has not been included within the Ambatovy subordinated loan payable as the funding has not yet been provided by the Corporation.

(3)        The Ambatovy Joint Venture financing of $2,052.5 million, net of financing costs, is project financing with a group of international lenders that matures on June 15, 2024.  For the three months ended March 31, 2016, total principal repayments were nil. The project financing became non-recourse to the partners in September 2015 when the project filed the remaining completion certificates and is now solely secured by the project assets.  Interest is payable based on LIBOR rates plus 2.5%.  As at March 31, 2016, the Ambatovy Joint Venture had borrowed US$1,601.1 million (December 31, 2015 - US$1,601.1 million) under the project financing.

(4)        The Ambatovy revolving credit facility is a Malagasy Ariary (MGA) 126.0 billion ($51.4 million) revolving credit facility agreement with local financial institutions (December 31, 2015 — MGA 140 billion ($60.6 million)) which matures on April 29, 2016.  The Corporation is in current discussions to extend the maturity date of this revolving credit facility agreement.  The facility bears interest rates between 9.00% and 11.85% and is subordinated to the Ambatovy Joint Venture financing.  As at March 31, 2016, MGA 126.0 billion ($51.4 million) was drawn on the revolving credit facility (December 31, 2015 - MGA 140 billion ($60.6 million)).  As at December 31, 2015, the Ambatovy revolving credit facility was also comprised of a MGA 20 billion ($8.7 million) overdraft facility which matured on February 29, 2016.

(5)        The subordinated loan payable is comprised of pro-rata contributions provided by the Ambatovy Joint Venture partners.  The debt bears interest at LIBOR plus 6%.  Repayments of principal or interest will not be made prior to certain conditions of the finance agreements being satisfied.  Unpaid interest is accrued monthly and capitalized to the principal balance semi-annually.  In January 2016, US$430.0 million of the Ambatovy Joint Venture Subordinated loan payable was converted to equity which, at the Corporation’s 40% share, resulted in a US$172.0 million ($242.2 million) decrease in the Corporation’s subordinated loans receivable. The Corporation has recorded its share of the related subordinated loan receivable within advances, loans receivable and other financial assets (note 14).  There was no change to the Corporation’s ownership interest as a result of the conversion.

2016 First Quarter Report

Notes to the interim condensed consolidated financial statements

Reconciliation of Ambatovy Joint Venture’s net assets to the carrying value of investment in an associate recognized in the interim condensed consolidated statements of financial position:

	2016	2015
Canadian $ millions, as at	March 31	December 31

Net assets of Ambatovy Joint Venture	$2,160.8	$1,893.2
Proportion of Sherritt’s ownership interest	40%	40%
Carrying value of investment in an associate	$864.3	$757.3

Results of operations

Canadian $ millions, 100% basis, for the three months ended March 31	2016	2015

Revenue	$162.7	$251.7
Cost of sales(1)	(275.8)	(348.7)
Administrative expenses	(11.7)	(12.4)
Loss from operations	(124.8)	(109.4)
Financing income	1.2	—
Financing expense	(58.5)	(38.2)
Net financing expense	(57.3)	(38.2)
Loss before tax	(182.1)	(147.6)
Income tax recovery	—	16.7
Net loss and comprehensive loss for the period	$(182.1)	$(130.9)

(1)        Included in cost of sales for the three months ended March 31, 2016 is depreciation and amortization of $92.5 million ($120.0 for the three months ended March 31, 2015).

Reconciliation of Ambatovy Joint Venture’s net loss and comprehensive loss to the share of loss of an associate recognized in the interim condensed consolidated statements of comprehensive income (loss):

Canadian $ millions, for the three months ended March 31	2016	2015

Net loss and comprehensive loss for the period of Ambatovy Joint Venture	$(182.1)	$(130.9)
Proportion of Sherritt’s ownership interest	40%	40%
Total	(72.8)	(52.4)
Intercompany interest expense elimination	6.9	10.1
Share of loss of an associate, net of tax	$(65.9)	$(42.3)

7.  JOINT ARRANGEMENTS

Investment in a joint venture

The Corporation indirectly holds a 50% interest in the Moa Joint Venture.  The operations of the Moa Joint Venture are currently conducted among three companies.  Moa Nickel S.A. owns and operates the mining and processing facilities located in Moa, Cuba; The Cobalt Refinery Company Inc. owns and operates the metals refinery located at Fort Saskatchewan; and International Cobalt Company Inc. acquires mixed-sulphides from Moa Nickel S.A. and third parties, contracts the refining of such purchased materials and then markets finished nickel and cobalt.

The following provides additional information relating to the Corporation’s investment in the Moa Joint Venture:

Statement of financial position

	2016	2015
Canadian $ millions, 100% basis, as at	March 31	December 31

Assets
Cash and cash equivalents	$27.2	$43.7
Other current assets	15.7	11.8
Trade accounts receivable, net	74.0	72.2
Inventories	191.4	208.4
Other non-current assets	13.1	13.9
Property, plant and equipment	1,278.7	1,349.5
Deferred income taxes	15.3	12.1
Total assets	1,615.4	1,711.6

Liabilities
Trade accounts payable and accrued liabilities	69.8	68.3
Other current financial liabilities	58.3	59.0
Other current liabilities	3.8	2.9
Loans and borrowings	46.1	43.9
Environmental rehabilitation provision	83.3	80.6
Other non-current financial liabilities	494.9	519.9
Deferred income taxes	27.1	27.6
Total liabilities	783.3	802.2
Net assets	$832.1	$909.4

Reconciliation of Moa Joint Venture’s net assets to the carrying value of Investment in a Joint Venture recognized in the interim condensed consolidated statements of financial position:

	2016	2015
Canadian $ millions, as at	March 31	December 31

Net assets of Moa Joint Venture	$832.1	$909.4
Proportion of Sherritt’s ownership interest	50%	50%
Total	416.1	454.7
Intercompany capitalized interest elimination	(47.1)	(50.5)
Carrying value of investment in a joint venture	$369.0	$404.2

Results of operations

Canadian $ millions, 100% basis, for the three months ended March 31	2016	2015

Revenue	$135.6	$189.6
Cost of sales(1)	(154.8)	(170.4)
Administrative expenses	(2.4)	(1.5)
Operating (loss) profit	(21.6)	17.7
Financing income	0.1	0.2
Financing expense	(11.4)	(15.3)
Net finance expense	(11.3)	(15.1)
(Loss) earnings before tax	(32.9)	2.6
Income tax recovery	2.0	1.0
Net (loss) earnings and comprehensive (loss) income for the period	$(30.9)	$3.6

(1)        Included in cost of sales for the three months ended March 31, 2016 is depreciation and amortization of $18.0 million (for the three months ended March 31, 2015 - $18.1 million).

2016 First Quarter Report

Notes to the interim condensed consolidated financial statements

Reconciliation of Moa Joint Venture’s net (loss) earnings and comprehensive (loss) income to the share of (loss) earnings of a joint venture recognized in the interim condensed consolidated statements of comprehensive income (loss):

Canadian $ millions, for the three months ended March 31	2016	2015

Net (loss) earnings and comprehensive (loss) income for the period of Moa Joint Venture	$(30.9)	$3.6
Proportion of Sherritt’s ownership interest	50%	50%
Total	(15.5)	1.8
Intercompany interest expense elimination	2.6	2.2
Share of (loss) earnings of a joint venture, net of tax	$(12.9)	$4.0

For the three months ended March 31, 2016, the Moa Joint Venture (50% basis) paid nil dividends ($12.5 for the three months ended March 31, 2015).

Joint operations

Sherritt’s primary power generating assets are located in Cuba at Varadero, Boca de Jaruco and Puerto Escondido. These assets are held by Sherritt through its one-third interest in Energas S.A. (Energas), which is a Cuban joint arrangement established to process raw natural gas and generate electricity for sale to the Cuban national electrical grid. Cuban government agencies Union Electrica (UNE) and Unión Cuba Petróleo (CUPET) hold the remaining two-thirds interest in Energas.

	2016	2015
	March 31	December 31
Canadian $ millions, as at	Energas	Energas
	33 1/3%	33 1/3%

Current assets	$29.2	$25.6
Non-current assets	160.9	176.2
Current liabilities	18.5	21.4
Non-current liabilities	82.3	79.8
Net assets	$89.3	$100.6

	2016	2015
Canadian $ millions, for the three months ended March 31	Energas	Energas
	33 1/3%	33 1/3%

Revenue	$15.6	$11.3
(Expense) recovery	(20.2)	3.9
Net (loss) earnings	$(4.6)	$15.2

8.  NET FINANCE (INCOME) EXPENSE

Canadian $ millions, for the three months ended March 31	Note	2016	2015

Revaluation on financial instruments		$—	$(2.8)
Interest income on cash, cash equivalents and short-term investments		0.7	1.0
Interest income on investments		0.1	0.2
Interest income on advances and loans receivable		16.5	21.6
Total financing income		17.3	20.0

Interest expense and accretion on loans and borrowings		42.4	35.5
Unrealized foreign exchange (gain) loss		(76.0)	17.6
Realized foreign exchange gain		(0.3)	(0.6)
Other finance charges		0.4	3.4
Accretion expense on environmental rehabilitation provisions	18,21	0.2	0.2
Total financing expense		(33.3)	56.1
Net finance (income) expense		$(50.6)	$36.1

Included in interest income on advances and loans receivable in the interim condensed consolidated statements of comprehensive income (loss) is interest on the Energas conditional sales agreement of $3.6 million for the three months ended March 31, 2016 ($4.3 million for the three months ended March 31, 2015).  Additionally, included in interest received in the interim condensed consolidated statements of cash flow is interest of nil for the three months ended March 31, 2016 ($23.0 million for the three months ended March 31, 2015).  In the prior period, these amounts were netted against interest expense and accretion on loans and borrowings and interest paid, respectively.  For consistency of presentation with the current periods presented, the comparative amounts have been reclassified to interest income and interest received, respectively.

9.  INCOME TAXES

Canadian $ millions, for the three months ended March 31	2016	2015

Current income tax expense (recovery)
Current period	$1.6	$6.2
Effect of tax rate change in Cuba	—	(14.0)
	1.6	(7.8)

Deferred income tax (recovery) expense
Origination and reversal of temporary differences	(6.0)	(12.3)
Non-recognition of tax assets	5.1	4.2
Effect of tax rate change in Cuba	—	(13.5)
	(0.9)	(21.6)
Income tax expense (recovery)	$0.7	$(29.4)

Tax rate changes

Cuba

In 2015, clarification was received from the Cuban government regarding the application of tax rate reductions in Cuba due to a new foreign investment law.  As a result, the tax expense for the three months ended March 31, 2015 included a tax recovery of $27.5 million in Oil and Gas.  In addition, for the three months ended March 31, 2015 a tax recovery of $2.9 million (50% basis) was recognized at the Moa Joint Venture, the impact of which was included in the Corporation’s share of (loss) earnings of a joint venture.  In 2015, the new foreign investment law in Cuba resulted in the following rate changes:

	Prior	Revised
	Statutory	Statutory
Operation	Tax Rate	Tax Rate

Oil and Gas	30.0%	22.5%
Power	30.0%	15.0%
Metals - Moa Joint Venture	45.0%	22.5%

2016 First Quarter Report

Notes to the interim condensed consolidated financial statements

10. DISCONTINUED OPERATIONS

On April 28, 2014, the Corporation completed the sale of its Coal operations, receiving $793.0 million in cash proceeds. In addition, a net post-closing adjustment of $21.4 million was received in June 2014.

For the three months ended March 31, 2016, the Corporation has recognized $2.9 million in cash used by discontinued operations in the interim condensed consolidated statements of cash flow ($3.5 million for the three months ended March 31, 2015).  Cash used by discontinued operations relate to changes in the estimated Obed provision retained by the Corporation following the sale of the Coal operations in 2014, as well as cash paid to settle this provision (note 18).  For the three months ended March 31, 2016, the Corporation has recognized nil change in the estimated provision and made $2.9 million in payments to settle this provision (nil and $3.5 million, respectively, for the three months ended March 31, 2015).

11.  ASSETS HELD FOR SALE

During the second quarter of 2015, the Corporation approved the sale of the Technologies property located in Fort Saskatchewan.  In classifying the land and building as held for sale, the Corporation is required to measure the assets at the lower of carrying amount and fair value less cost to sell.  The expected purchase consideration was used as the basis for determining the fair value.  In performing this assessment, the Corporation concluded that the fair value less cost to sell of the assets exceeded the carrying amount. As a result, no adjustment was required.  The transaction is expected to be completed in 2016.

12.  LOSS PER SHARE

The following table presents the calculation of basic and diluted loss per common share:

Canadian $ millions, except share amounts in millions and per share amounts in dollars, for the three months ended March 31	2016	2015

Net loss from continuing operations	$(47.8)	$(56.8)
(Loss) earnings from discontinued operations, net of tax	—	—
Net loss - basic and diluted	$(47.8)	$(56.8)

Weighted-average number of common shares - basic and diluted(1)	293.9	293.4

Net loss from continuing operations per common share, basic and diluted	$(0.16)	$(0.19)

(Loss) earnings from discontinued operations per common share, basic and diluted	$—	$—

Net loss per common share, basic and diluted	$(0.16)	$(0.19)

(1)        The determination of the weighted-average number of common shares - diluted excludes 9.7 million shares related to stock options that were anti-dilutive for the three months ended March 31, 2016 (7.1 million for the three months ended March 31, 2015).  There were nil shares related to the restricted stock plan that were anti-dilutive for the three months ended March 31, 2016 (nil shares for the three months ended March 31, 2015).  On June 30, 2015, the Corporation closed its employee share purchase plan.  There were 0.3 million shares related to the employee share purchase plan that were anti-dilutive for the three months ended March 31, 2015.

13.  FINANCIAL INSTRUMENTS

Cash, cash equivalents and short-term investments

Cash and cash equivalents consist of:

	2016	2015
Canadian $ millions, as at	March 31	December 31

Cash equivalents	$190.8	$118.9
Cash on hand and balances with banks	85.0	110.7
Restricted cash	1.0	1.0
	$276.8	$230.6

The Corporation’s cash balances are deposited with major financial institutions rated A- or higher by Standard and Poor’s except for institutions located in Madagascar and Cuba that are not rated. The total cash held in Cuban bank deposit accounts was $9.0 million at March 31, 2016 (December 31, 2015 — $3.8 million).

As at March 31, 2016, $4.7 million of cash on the Corporation’s interim condensed consolidated statements of financial position was held by Energas (December 31, 2015 — $0.8 million).  These funds are for the use of the joint operation.

The Corporation’s cash equivalents consist of Government of Canada treasury bills and term deposits with a major financial institution with maturities of 90 days or less.  As at March 31, 2016, the Corporation had $190.8 million in Government of Canada treasury bills and term deposits (December 31, 2015 - $118.9 million) included in cash and cash equivalents and $93.1 million in short-term investments (December 31, 2015 - $204.8 million).

Financial instrument hierarchy

	Hierarchy	2016	2015
Canadian $ millions, as at	level	March 31	December 31

Recurring financial assets, measured at fair value through profit or loss:
Cash equivalents	1	$190.8	$118.9
Short-term investments	1	93.1	204.8
Restricted cash	1	1.0	1.0
Provisionally priced sales(1)	2	8.6	5.2

(1)        Revenue from provisionally priced sales is initially recorded at the estimated fair value of the consideration that is ultimately expected to be received based on forecast reference prices. At each reporting date all outstanding receivables originating from provisionally priced sales are marked to market based on a forecast of reference prices at that time. The adjustment to accounts receivable is recorded as an adjustment to sales revenue. Provisional pricing is only used in the pricing of nickel and cobalt sales for which reference prices are established in a freely traded and active market.

Fair values

Financial instruments with carrying amounts different from their fair values include the following(1):

			2016		2015
			March 31		December 31
		Hierarchy	Carrying	Fair	Carrying	Fair
Canadian $ millions, as at	Note	value	value	value	value	Value

Liabilities:
8.00% senior unsecured debentures due 2018	17	1	$247.5	$120.0	$247.3	$140.0
7.50% senior unsecured debentures due 2020	17	1	246.7	115.0	246.5	135.0
7.875% senior unsecured debentures due 2022	17	1	240.5	110.0	240.3	130.0
Ambatovy Joint Venture Additional Partner loans(2)	17	2	1,221.3	39.7	1,303.2	106.4
Ambatovy Joint Venture Partner loans(2)	17	2	126.2	11.9	134.6	20.1
Assets:
Ambatovy subordinated loans receivable(3)	14	2	897.9	925.0	1,187.2	1,308.7
Energas conditional sales agreement(3)	14	2	162.5	153.9	157.5	167.7
Moa Joint Venture loans receivable(3)	14	2	243.7	217.0	255.9	225.7

(1)        The carrying values are net of financing costs.  Fair values exclude financing costs and are based on market closing prices.

(2)        The fair value for the Ambatovy Partner loans and Ambatovy Additional Partner loans is calculated by discounting future cash flows using rates that are based on market rates adjusted for the Corporation’s credit quality for instruments with similar maturity horizons.

(3)        The fair value for the Ambatovy subordinated loans receivable, Energas conditional sales agreement and Moa Joint Venture loans receivable is calculated by discounting future cash flows using rates that are based on market rates adjusted for the entity’s credit quality.

2016 First Quarter Report

Notes to the interim condensed consolidated financial statements

As at March 31, 2016, the carrying amounts of cash and cash equivalents, short-term investments, trade accounts receivable, current portion of advances, loans receivable and other financial assets, current portion of loans and borrowings, current portion of other financial liabilities, trade accounts payable and accrued liabilities and income taxes payable are at fair value or approximate fair value due to their immediate or short terms to maturity.

The fair values of non-current loans and borrowings and other non-current financial assets and liabilities approximate their carrying amount except as indicated in the above table.  Due to the use of judgment and uncertainties in the determination of the estimated fair values, these values should not be interpreted as being realizable in the immediate term.

The Corporation’s 2022 notes include an option for the Corporation to redeem all or part of the notes outstanding prior to the expiration date at a determinable price.  The fair value of the embedded derivative was insignificant at March 31, 2016.

As at March 31, 2016, the carrying amount of the lenders’ conversion option under the Ambatovy Joint Venture additional partner loan agreements is approximately equal to its fair value.

Trade accounts receivable, net

The Corporation’s trade accounts receivable are composed of the following:

		2016	2015
Canadian $ millions, as at	Note	March 31	December 31

Trade accounts receivable		$181.6	$186.6
Allowance for doubtful accounts		(11.2)	(11.8)
Accounts receivable from joint operations	23	0.7	0.7
Accounts receivable from joint venture	23	22.0	20.2
Accounts receivable from associate	23	41.6	33.8
Other		23.0	28.8
		$257.7	$258.3

Aging of receivables not impaired:

	2016	2015
Canadian $ millions, as at	March 31	December 31

Not past due	$161.6	$170.6
Past due no more than 30 days	20.2	26.9
Past due for more than 30 days but no more than 60 days	7.5	11.8
Past due for more than 60 days	68.4	49.0
	$257.7	$258.3

Payment terms for oil sales to an agency of the Cuban government are based on Gulf Coast No. 6 Fuel Oil (FO#6) reference prices. If the FO#6 price is greater than US$29.50, payment terms are 180 days from the date of invoice.  If FO#6 price is between US$24.76 and US$29.50, payment terms are 150 days from the date of invoice.  If FO#6 price is between US$20.01 and US$24.75, payment terms are 120 days from the date of invoice.  If FO#6 price is equal to or less than US$20.00, payment terms are 90 days from the date of invoice.

Payment terms for electricity and by-product sales to Cuban state enterprises are 60 days from the date of invoice.

14.  ADVANCES, LOANS RECEIVABLE AND OTHER FINANCIAL ASSETS

		2016	2015
Canadian $ millions, as at	Note	March 31	December 31

Advances and loans receivable
Ambatovy subordinated loans receivable(1)(2)	23	$897.9	$1,187.2
Energas conditional sales agreement(1)	23	185.5	182.0
Moa Joint Venture loans receivable(1)(3)	23	300.6	312.8
Other		0.9	1.2

Other financial assets(4)		44.1	—
		1,429.0	1,683.2
Current portion of advances, loans receivable and other financial assets		(80.7)	(82.7)
		$1,348.3	$1,600.5

(1)        As at March 31, 2016, the non-current portions of the Ambatovy subordinated loans receivable, Energas conditional sales agreement and the Moa Joint Venture loans receivable are $897.9 million, $162.5 million and $243.7 million, respectively (December 31, 2015 — $1,187.2 million, $157.5 million and $255.9 million, respectively).

(2)        In January 2016, the Ambatovy Joint Venture converted US$430.0 million of its subordinated loans payable to equity (note 6) which, at the Corporation’s 40% share, resulted in a US$172.0 million ($242.2 million) decrease in the Corporation’s subordinated loans receivable.  There was no change to the Corporation’s ownership interest as a result of the conversion.

(3)        The Moa Joint Venture loans receivable consists of two funding arrangements. The first is a funding agreement for expansion financing and the second is a working capital facility with maximum credit available of $90.0 million. During the three months ended March 31, 2016, the terms of the working capital facility were amended to increase the interest rates from prime plus 2.25% or bankers’ acceptance plus 3.25% to prime plus 2.50% or bankers’ acceptance plus 3.50%.

(4)        As at March 31, 2016, other financial assets relate to the Corporation’s right to receive future distributions from the Ambatovy Joint Venture (note 17). This non-current financial asset has not been included within Ambatovy subordinated loans receivable as the funding has not yet been provided by the Corporation (note 6).

15.  INVENTORIES

	2016	2015
Canadian $ millions, as at	March 31	December 31

Materials in process	$0.3	$—
Finished products	9.5	7.7
	9.8	7.7
Spare parts and operating materials	30.6	30.3
	$40.4	$38.0

For the three months ended March 31, 2016, the cost of inventories included in cost of sales was $9.3 million ($15.1 million for the three months ended March 31, 2015).

2016 First Quarter Report

Notes to the interim condensed consolidated financial statements

16.  PROPERTY, PLANT AND EQUIPMENT

Canadian $ millions, for the three months ended March 31			2016
		Plant,
	Oil and Gas	equipment
	properties	and land	Total

Cost
Balance, beginning of the period	$1,564.0	$716.9	$2,280.9
Additions	1.6	3.8	5.4
Additions and changes in estimates to environmental rehabilitation provisions	1.6	2.6	4.2
Disposals and derecognition	—	(0.9)	(0.9)
Effect of movements in exchange rates	(85.7)	(28.5)	(114.2)
Balance, end of the period	$1,481.5	$693.9	$2,175.4

Depletion, depreciation and impairment losses
Balance, beginning of the period	$1,507.8	$422.0	$1,929.8
Depletion and depreciation	9.2	10.0	19.2
Disposals and derecognition	—	(0.9)	(0.9)
Effect of movements in exchange rates	(84.1)	(21.0)	(105.1)
Balance, end of the period	1,432.9	410.1	1,843.0
Net book value	$48.6	$283.8	$332.4

Canadian $ millions, for the year ended December 31				2015
			Plant,
		Oil and Gas	equipment
	Note	properties	and land	Total

Cost
Balance, beginning of the year		$1,303.6	$649.9	$1,953.5
Additions		32.1	42.1	74.2
Additions and changes to estimates to environmental rehabilitation provisions		6.7	(5.8)	0.9
Disposals and derecognition		(1.3)	(27.4)	(28.7)
Effect of movements in exchange rates and other		222.9	62.1	285.0
Reclassified to assets held for sale	11	—	(4.0)	(4.0)
Balance, end of the year		$1,564.0	$716.9	$2,280.9

Depletion, depreciation and impairment losses
Balance, beginning of the year		$1,227.5	$303.9	$1,531.4
Depletion and depreciation		59.8	38.5	98.3
Impairments		78.5	2.1	80.6
Disposals and derecognition		(1.3)	(26.0)	(27.3)
Effect of movements in exchange rates and other		143.3	106.6	249.9
Reclassified to assets held for sale	11	—	(3.1)	(3.1)
Balance, end of the year		1,507.8	422.0	1,929.8
Net book value		$56.2	$294.9	$351.1

Plant,
equipment
Canadian $ millions	and land

Assets under construction, included in above

As at March 31, 2016	16.8
As at December 31, 2015	18.3

Impairment of Oil assets

In 2015, the Corporation recognized an impairment loss of $80.6 million representing the write-down of certain Oil assets in the Oil and Gas segment to their recoverable amount as a result of lower oil price forecasts and drilling results from development wells at the Puerto Escondido/Yumuri extension that were below expectations. This impairment was recognized in the consolidated statements of comprehensive income (loss) as Impairment of Oil assets. The Corporation has four cash-generating units (“CGUs”) within its Oil and Gas segment. These CGUs were determined by geographical area or production-sharing contract (“PSC”). The impaired CGUs consisted of Puerto Escondido/Yumuri, Puerto Escondido/Yumuri extension and Spain. The recoverable amounts of the impaired CGUs were based on value in use and were $54.4 million as at September 30, 2015. In determining value in use for the CGU, the cash flows were discounted at a rate of 10%. The drilling results used in the value in use were derived from internal estimates.

17.  LOANS, BORROWINGS AND OTHER LIABILITIES

Loans and borrowings

		2016	2015
Canadian $ millions, as at	Note	March 31	December 31

Long-term loans
8.00% senior unsecured debentures due 2018	13	$247.5	$247.3
7.50% senior unsecured debentures due 2020	13	246.7	246.5
7.875% senior unsecured debentures due 2022	13	240.5	240.3
Ambatovy Joint Venture Additional Partner loans	13	1,221.3	1,303.2
Ambatovy Joint Venture Partner loans	13	126.2	134.6
Syndicated revolving-term credit facility		45.0	55.0
Line of credit		—	35.0
Vendor financing		0.9	1.2
		2,128.1	2,263.1
Current portion of loans and borrowings		(45.9)	(91.2)
		$2,082.2	$2,171.9

Syndicated revolving-term credit facility

During the three months ended March 31, 2016, the terms of the syndicated revolving-term credit facility were amended to update the financial covenants. The amendments, effective March 31, 2016, were executed subsequent to period end. The maximum credit available remains at $115.0 million with the total available draw based on eligible receivables and inventory. The interest rates increased from prime plus 2.25% or bankers’ acceptance plus 3.25% to prime plus 2.50% or bankers’ acceptance plus 3.50%. The facility is subject to the following financial covenants as at March 31, 2016: net financial debt-to-EBITDA covenant of 3.75:1, net financial debt-to-equity covenant of 0.55:1 and EBITDA-to-interest expense covenant of not less than 1.75:1. The net financial debt-to-EBITDA covenant increases to 4:1 as at June 30, 2016 and increases to 4.25:1 as at September 30, 2016. If, after March 31, 2016, net financial debt-to-EBITDA is greater than 3.75:1, unrestricted cash must be greater than 50% of the lower of the borrowing base amount and facility amount. As a result of these amendments, the Corporation was in compliance with these amended financial covenants at March 31, 2016. As at March 31, 2016, the Corporation has $46.2 million of letters of credit outstanding on this facility (December 31, 2015 - $47.5 million).

Line of credit

On February 23, 2016, the Corporation repaid the outstanding balance of $35.0 million and terminated its line of credit.

2016 First Quarter Report

Notes to the interim condensed consolidated financial statements

Covenants

At March 31, 2016, there are no events of default on the Corporation’s borrowings or debentures.

Other financial liabilities

		2016	2015
Canadian $ millions, as at	Note	March 31	December 31

Other long-term financial liabilities(1)		$44.4	$0.3
Stock compensation liability	20	3.4	3.1
		47.8	3.4
Current portion of other financial liabilities		(2.2)	(1.5)
		$45.6	$1.9

(1)        As at March 31, 2016, the Corporation has an obligation for outstanding shareholder funding to the Ambatovy Joint Venture.  This obligation represents cash calls that were not funded in January and March 2016 (note 6). The Corporation has also recognized a financial asset relating to its right to future distributions from the Ambatovy Joint Venture if and when this financial obligation is cured (note 14).

18.  PROVISIONS, CONTINGENCIES AND GUARANTEES

	2016	2015
Canadian $ millions, as at	March 31	December 31

Environmental rehabilitation provisions	$110.9	$107.8
Other provisions	15.9	18.8
	126.8	126.6
Current portion of provisions	(15.9)	(18.8)
	$110.9	$107.8

Environmental rehabilitation provisions

The following is a reconciliation of the environmental rehabilitation provisions:

		For the three	For the
		months ended	year ended
		March 31	December 31
Canadian $ millions	Note	2016	2015

Balance, beginning of the period		$107.8	$101.7
Additions		—	0.2
Change in estimates		4.2	0.7
Utilized during the period		—	(0.1)
Accretion	8	0.2	1.1
Effect of movement in exchange rates		(1.3)	4.2
Balance, end of the period		$110.9	$107.8

Other provisions

The following is a reconciliation of other provisions:

	For the three	For the
	months ended	year ended
	March 31	December 31
Canadian $ millions	2016	2015

Balance, beginning of the period	$18.8	$25.1
Additions	—	5.0
Utilized during the period	(2.9)	(11.3)
Balance, end of the period	$15.9	$18.8

On October 31, 2013 a breach of an onsite water containment pond occurred at the Coal operations’ Obed Mountain mine near Hinton, Alberta.  The release consisted of 670,000 cubic metres of process water, containing water mixed with clay, mud, slate and coal particles.  The Corporation continues to be subject to financial obligations relating to the Obed breach subsequent to the sale of the Coal operations (note 10).

19.  SHAREHOLDERS’ EQUITY

Capital Stock

The Corporation’s common shares have no par value and the authorized share capital is composed of an unlimited number of common shares.  The changes in the Corporation’s outstanding common shares were as follows:

			For the three		For the
			months ended		year ended
			March 31		December 31
			2016		2015
Canadian $ millions, except share amounts	Note	Number	Capital stock	Number	Capital stock

Balance, beginning of the period		293,853,001	$2,775.3	293,271,191	$2,772.9
Restricted stock plan (vested)	20	—	—	260,400	1.6
Employee share purchase plan (vested)		—	—	321,410	0.8
Balance, end of the period		293,853,001	$2,775.3	293,853,001	$2,775.3

The following dividends were paid or were declared but unpaid:

		For the three		For the
		months ended		year ended
		March 31		December 31
		2016		2015
Canadian $ millions, except per share amounts	Per share	Total	Per share	Total

Dividends paid during the period	$—	$—	$0.030	$9.0

On September 17, 2015, the Corporation’s Board of Directors suspended its quarterly dividend of $0.01 per common share.

2016 First Quarter Report

Notes to the interim condensed consolidated financial statements

Reserves

		For the three	For the
		months ended	year ended
		March 31	December 31
Canadian $ millions	Note	2016	2015
Stated capital reserve
Balance, beginning and end of the period		$217.8	$217.8
Stock-based compensation reserve(1)
Balance, beginning of the period		$7.1	$7.4
Restricted stock plan (vested)		—	(1.6)
Restricted stock plan expense		—	0.1
Employee share purchase plan (vested)		—	(0.1)
Stock option plan expense	20	0.5	1.3
Balance, end of the period		7.6	7.1
Total reserves, end of the period		$225.4	$224.9

(1)         Stock-based compensation reserve relates to equity-settled compensation plans issued by the Corporation to its directors, officers and employees.

Accumulated other comprehensive income

	For the three	For the
	months ended	year ended
	March 31	December 31
Canadian $ millions	2016	2015
Foreign currency translation reserve
Balance, beginning of the period	$903.0	$323.8
Foreign currency translation differences on foreign operations	(169.3)	579.2
Balance, end of the period	733.7	903.0

Actuarial losses on defined benefit obligation
Balance, beginning of the period	$(3.5)	$(3.3)
Actuarial losses on defined benefit obligation, net of tax Continuing operations	(0.2)	(0.2)
Balance, end of the period	$(3.7)	$(3.5)
Total accumulated other comprehensive income	$730.0	$899.5

20.  STOCK-BASED COMPENSATION PLANS

Stock options and options with tandem stock appreciation rights

The following is a summary of stock option activity:

Canadian $, except number of options, for the three months ended March 31	2016		2015
		Weighted-		Weighted-
		average		average
	Number of	exercise	Number of	exercise
	options	price	options	price

Outstanding, beginning of the period	6,149,349	$5.80	5,518,752	$7.52
Granted	3,802,400	0.68	1,805,000	2.11
Forfeited	—	—	(198,200)	6.19
Expired	(273,333)	10.59	—	—
Outstanding, end of the period	9,678,416	$3.65	7,125,552	$6.19
Options exercisable, end of the period	4,313,944	$6.73	4,305,615	$8.52

The following table summarizes information on stock options outstanding and exercisable:

As at March 31					2016
		Weighted-			Exercisable
		average	Weighted-		weighted-
		remaining	average		average
	Number	contractual	exercise	Number	exercise
Range of exercise prices	outstanding	life (years)	price	exercisable	price

$ 0.68 - $2.10	3,802,400	9.9	$0.68	—	$—
$ 2.11 - $5.05	2,836,800	8.5	2.49	1,274,728	2.64
$ 5.06 - $9.77	2,344,216	4.7	6.55	2,344,216	6.55
$ 9.78 - $15.23	695,000	1.6	14.86	695,000	14.86
Total	9,678,416	7.6	$3.65	4,313,944	$6.73

As at March 31, 2016, 1,750,216 options with tandem SARs (March 31, 2015 — 2,545,552) and 7,928,200 options without tandem SARs (March 31, 2015 — 4,580,000) remained outstanding for which the Corporation has recognized a compensation expense of $0.5 million for the three months ended March 31, 2016 (compensation recovery of $0.1 million for the three months ended March 31, 2015).  The carrying amount of liabilities associated with stock options with tandem SARs is nil as at March 31, 2016 (December 31, 2015 — nil).

Inputs for measurement of grant date fair values

The fair value at the grant date of the stock options was measured using Black-Scholes.  The following summarizes the weighted average fair value measurement factors for options granted during the period:

Canadian $, except as noted, for the three months ended March 31	2016	2015

Share price at grant date	$0.68	$2.11
Exercise price	$0.68	$2.11
Risk-free interest rates (based on 10-year Government of Canada bonds)	1.14%	1.47%
Expected volatility	55.12%	51.65%
Expected dividend yield	0.00%	1.89%
Expected life of options	10 years	10 years
Weighted-average fair value of options granted during the period	$0.43	$1.01

2016 First Quarter Report

Notes to the interim condensed consolidated financial statements

Other stock-based compensation

A summary of the Share Purchase Plan units, RSUs, DSUs and RSP units outstanding as at March 31, 2016 and 2015 and changes during the three months ended is as follows:

For the three months ended March 31			2016
	RSU	DSU	RSP

Outstanding, beginning of the period	7,208,937	738,699	27,000
Issued	18,944,740	290,355	—
Exercised	(1,126,196)	—	—
Forfeited	(281,505)	—	—
Outstanding, end of the period	24,745,976	1,029,054	27,000
Units exercisable, end of the period	n/a	1,029,054	n/a

For the three months ended March 31				2015
	Share
	Purchase Plan	RSU	DSU	RSP

Outstanding, beginning of the period	293,280	4,696,518	375,314	287,400
Issued	—	3,229,795	85,455	—
Dividends credited	—	15,641	1,239	—
Forfeited	(17,890)	(1,505)	—	—
Vested	—	(628,404)	—	(260,400)
Outstanding, end of the period	275,390	7,312,045	462,008	27,000
Units exercisable, end of the period	n/a	n/a	462,008	n/a

For other stock-based compensation plans the Corporation recorded a compensation expense of $1.3 million for the three months ended March 31, 2016 (compensation recovery of $0.3 million for the three months ended March 31, 2015).  The carrying amount of liabilities associated with cash-settled compensation arrangements is $3.4 million as at March 31, 2016 (December 31, 2015 - $3.1 million).

Measurement of fair values at grant date

The fair value of the RSUs, DSUs and RSPs are determined by reference to the market value and performance conditions, as applicable, of the shares at the time of grant.

The number of RSUs subject to a performance condition based on the Corporation’s relative total shareholder return outstanding at March 31, 2016 was 17,695,097 (March 31, 2015 — 7,236,801).

In the first quarter of 2016, the Corporation’s Board of Directors approved an additional one-time grant of performance based RSUs to certain employees which vest at December 31, 2018. Under the plan, each unit awarded is equivalent to a common share. A liability is accrued related to the units awarded and a compensation expense is recognized in the interim condensed consolidated statement of comprehensive income (loss) over the service period required for employees to become fully entitled to the award. At the maturity date, the participant receives cash representing the value of the units. The final number of units that vest will be either 0%, 50% or 100% of the initial number awarded, plus dividend equivalents (if any), depending on the Corporation’s ability to achieve certain net direct cash cost (NDCC) milestones in the Corporation’s Metals operation. The number of units subject to this RSU performance condition outstanding at March 31, 2016 was 8,448,555 (March 31, 2015 — nil).

The following summarizes the grant date fair values for the RSU and DSU units granted during the period:

Canadian $, for the three months ended March 31	2016	2015

RSU	0.68	2.11
DSU	0.62	2.37

The intrinsic value of cash-settled stock-based compensation awards vested and outstanding as at March 31, 2016 was $3.4 million (December 31, 2015 - $3.1 million).

Employee share ownership plan

The Corporation accounts for its contributions to the employee share ownership plan (ESOP) as compensation and benefits expense when the amounts are contributed to the plan. Compensation and benefits expense related to this plan was $0.2 million for the three months ended March 31, 2016 ($0.2 million for the three months ended March 31, 2015).

21.  CASH FLOWS

Other operating items

Canadian $ millions, for the three months ended March 31	Note	2016	2015

Add (deduct) non-cash items:
Accretion expense on environmental rehabilitation provisions	8, 18	$0.2	$0.2
Stock-based compensation expense (recovery), net	20	1.8	(0.4)
Other items		0.7	3.8
Cash flow arising from changes in:
Other finance charges	8	(0.4)	(3.4)
Realized foreign exchange gain	8	0.3	0.6
		$2.6	$0.8

Net change in non-cash working capital

Canadian $ millions, for the three months ended March 31	2016	2015

Trade accounts receivable	$(4.4)	$11.7
Inventories	(3.8)	(4.9)
Prepaid expenses	2.4	(6.7)
Trade accounts payable and accrued liabilities	(4.8)	(45.3)
Deferred revenue	6.4	18.9
	$(4.2)	$(26.3)

22.  FINANCIAL RISK AND CAPITAL RISK MANAGEMENT

Credit risk

Cuba

The Corporation has credit risk exposure related to its share of cash, accounts receivable and advances and loans receivable associated with its businesses located in Cuba or businesses which have Cuban joint venture partners as follows:

	2016	2015
Canadian $ millions, as at	March 31	December 31

Cash	$13.0	$9.8
Trade accounts receivable, net	145.0	155.8
Advances and loans receivable	578.8	585.7
Total	$736.8	$751.3

The table above reflects the Corporation’s maximum credit exposure to Cuban counterparties which may differ from balances in the consolidated results due to eliminations in accordance with accounting principles for subsidiaries and joint ventures.

2016 First Quarter Report

Notes to the interim condensed consolidated financial statements

Madagascar

The Corporation has credit risk exposure in Madagascar related to its share (40% basis) of net accounts receivable of $31.6 million (December 31, 2015 - $35.8 million) associated with the Ambatovy Joint Venture including value added tax (VAT) receivables of $6.7 million (December 31, 2015 - $6.2 million) from the government of Madagascar.  The VAT receivable is net of a provision of $89.6 million (40% basis) (December 31, 2015 - $100.5 million) reflecting an assessment on the likelihood of receipt of these amounts.  During the quarter, this provision was reduced by $10.9 million (40% basis). As at March 31, 2016, total overdue VAT receivable (net of provision) for the Ambatovy Joint Venture amount to $2.7 million (40% basis) (December 31, 2015 - $5.5 million).

Liquidity risk

Liquidity risk is the risk that the Corporation will not be able to meet its obligations associated with financial liabilities.  Liquidity risk arises from the Corporation’s financial obligations and in the management of its assets, liabilities and capital structure.  The Corporation manages this risk by regularly evaluating its liquid financial resources to fund current and long-term obligations and to meet its capital commitments in a cost-effective manner.

Financial obligation maturity analysis

The Corporation’s significant contractual commitments, obligations, and interest and principal repayments in respect of its financial liabilities are presented in the following table:

			Falling	Falling	Falling	Falling	Falling
		Falling	due	due	due	due	due in
		due within	between	between	between	between	more than
Canadian $ millions, as at March 31, 2016	Total	1 year	1-2 years	2-3 years	3-4 years	4-5 years	5 years

Trade accounts payable and accrued liabilities	$98.8	$98.8	$—	$—	$—	$—	$—
Income taxes payable	1.4	1.4	—	—	—	—	—
Senior unsecured debentures	1,032.1	58.4	58.4	308.4	38.4	279.1	289.4
Ambatovy Joint Venture Additional Partner Loans (non-recourse)(1)	4,629.0	—	—	—	—	—	4,629.0
Ambatovy Joint Venture Partner Loans(1)	157.7	—	—	—	—	—	157.7
Other loans and borrowings	47.3	47.3	—	—	—	—	—
Provisions	161.9	16.2	0.5	11.8	—	—	133.4
Operating leases	19.2	1.0	2.9	2.9	3.0	3.0	6.4
Total	$6,147.4	$223.1	$61.8	$323.1	$41.4	$282.1	$5,215.9

(1)        Ambatovy Joint Venture Additional Partner loans and Partner loans are loans provided by the Ambatovy Joint Venture partners to finance Sherritt’s portion of the funding requirements of the Joint Venture, bearing interest of LIBOR plus a margin of 7% and 1.125%, respectively. These partner loans are to be repaid from the Corporation’s share of cash distributions from the Ambatovy Joint Venture (note 17).  The amounts above are based on management’s best estimate of future cash flows including estimating assumptions such as commodity prices, production levels, cash costs of production, capital and reclamation costs.  The Ambatovy Joint Venture Additional Partner loans are non-recourse to Sherritt unless there is a direct breach of certain restrictions stipulated in the loan documents.  The maturity analysis table includes an estimate of interest repayments.

As a result of the Corporation’s 40% interest in the Ambatovy Joint Venture, its proportionate share of significant undiscounted commitments of the joint venture include accounts payable of $122.0 million, income taxable payable of $6.7 million, environmental rehabilitation commitments of $213.0 million, other contractual commitments of $27.6 million and senior debt financing and working capital facility of $999.3 million.

As a result of the Corporation’s 50% interest in the Moa Joint Venture, its proportionate share of significant undiscounted commitments of the joint venture include accounts payable of $34.9 million, income taxes payable of $1.9 million, advances and loans payable of $227.0 million, environmental rehabilitation commitments of $81.6 million and other commitments of $0.9 million.

Market risk

Market risk is the potential for financial loss from adverse changes in underlying market factors, including foreign exchange rates, commodity prices, interest rates and stock-based compensation costs.

Foreign exchange risk

Many of Sherritt’s businesses transact in currencies other than the Canadian dollar.  The Corporation is sensitive to foreign exchange exposure when commitments are made to deliver products quoted in foreign currencies or when the contract currency is different from the product price currency.  Derivative financial instruments are not used to reduce exposure to fluctuations in foreign exchange rates.  The Corporation is also sensitive to foreign exchange risk arising from the translation of the financial statements of subsidiaries with a functional currency other than the Canadian dollar impacting other comprehensive income (loss).

Based on financial instrument balances as at March 31, 2016, a strengthening or weakening of $0.05 of the Canadian dollar to the U.S. dollar with all other variables held constant could have a favourable or unfavourable impact of approximately $52.4 million, respectively, on net loss.

Based on financial instrument balances as at March 31, 2016, a strengthening or weakening of $0.05 of the Canadian dollar to the U.S. dollar with all other variables held constant could have an unfavourable or favourable impact of approximately $43.3 million, respectively, on other comprehensive income.

Commodity price risk

The Corporation is exposed to fluctuations in certain commodity prices. Realized prices for finished products and for input commodities are the most significant factors affecting the Corporation’s revenue and earnings. Revenue, earnings and cash flows from the sale of nickel, cobalt and oil are sensitive to changes in market prices over which the Corporation has little or no control.

The Corporation has the ability to address its price-related exposures through the limited use of options and future and forward contracts, but generally does not enter into such arrangements. Sherritt reduces the business-cycle risks inherent in its commodity operations through industry diversification.

The Corporation has certain provisional pricing agreements in Metals. These provisionally priced transactions are periodically adjusted to actual as prices are confirmed as the settlement occurs within a short period of time. In periods of volatile price movements, adjustments may be material.

Interest rate risk

The Corporation is exposed to interest rate risk based on its outstanding loans and borrowings, and short-term and other investments.  A change in interest rates could affect future cash flows or the fair value of financial instruments.

Based on the balance of short-term and long-term loans and borrowings, cash equivalents, short-term and long-term investments, and advances and loans receivable at March 31, 2016, excluding interest capitalized to project costs, a 1.0% decrease or increase in the market interest rate could decrease or increase the Corporation’s net earnings by approximately $5.0 million, respectively.  The Corporation does not engage in hedging activities to mitigate its interest rate risk.

Capital risk management

In the definition of capital, the Corporation includes, as disclosed in its interim condensed consolidated financial statements and notes: capital stock, deficit and available credit facilities.

	2016	2015
Canadian $ millions, as at	March 31	December 31

Capital stock	$2,775.3	$2,775.3
Deficit	(2,390.4)	(2,342.6)
Available credit facilities	3.8	2.6

2016 First Quarter Report

Notes to the interim condensed consolidated financial statements

23.  RELATED PARTY TRANSACTIONS

A description of the Corporation’s interest in an associate and its interest in jointly controlled entities are included in notes 6 and 7, respectively.

Canadian $ millions, for the three months ended March 31	2016	2015

Total value of goods and services:
Provided to joint operations	$8.8	$5.5
Provided to joint venture	34.5	35.2
Provided to associate	0.7	0.6
Purchased from joint venture	35.5	28.6
Purchased from associate	9.6	17.0
Net financing income from joint operations	3.6	4.3
Net financing income from associate	10.6	15.3
Net financing income from joint venture	2.4	2.1

		2016	2015
Canadian $ millions, as at	Note	March 31	December 31

Accounts receivable from joint operations	13	$0.7	$0.7
Accounts receivable from joint venture	13	22.0	20.2
Accounts receivable from associate	13	41.6	33.8
Accounts payable to joint operations		0.1	0.2
Accounts payable to joint venture		17.5	5.2
Accounts payable to associate		1.4	0.5
Advances and loans receivable from associate	14	897.9	1,187.2
Advances and loans receivable from joint operations	14	185.5	182.0
Advances and loans receivable from joint venture	14	300.6	312.8

Transactions between related parties are generally based on standard commercial terms.  All amounts outstanding are unsecured and will be settled in cash.  No guarantees have been given or received on the outstanding amounts.  No expense has been recognized in the current or prior periods for bad debts in respect of amounts owed by related parties.

24.  OPERATING LEASE ARRANGEMENTS

Corporation acts as a lessor

The Corporation acts as a lessor in operating leases related to the Power facilities in Madagascar and in Varadero, Cuba.  During 2013, the Corporation recorded an impairment related to its electricity generating facility located in Madagascar.  Accordingly, the future minimum lease payments have been determined to be nil as at March 31, 2016 and as at December 31, 2015.

All operating lease payments related to the Varadero facility are contingent on power generation.  The terms of the leases are for 20 years, ending in February 2017 and March 2018.  For the three months ended March 31, 2016, contingent revenue was $3.9 million ($3.1 million for the three months ended March 31, 2015).

Corporation acts as a lessee

Operating lease payments recognized as an expense in the consolidated statement of comprehensive income (loss) for the three months ended March 31, 2016 were $0.8 million ($0.5 million for the three months ended March 31, 2015).

25.  COMMITMENTS FOR EXPENDITURES

Canadian $ millions, as at March 31	2016

Property, plant and equipment commitments	$15.3
Joint venture:
Property, plant and equipment commitments	9.4
Joint operations:
Constructions commitments relating to service concession arrangements	3.4